Exhibit 10.10

PIER 1 IMPORTS, INC.

2006 STOCK INCENTIVE PLAN

(Omnibus Plan)

Restated as Amended Through March 25, 2011

I.         PURPOSE OF THE PLAN

The purpose of the PIER 1 IMPORTS, INC. 2006 STOCK INCENTIVE PLAN (the “Plan”) is to provide a means through which PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Director as provided herein. The Plan also provides for granting Director Deferred Stock Units to Directors who are not employees of the Company.

II.         DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)        “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b)        “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Phantom Stock Award or Director Deferred Stock Unit Award.

(c)        “Board” means the Board of Directors of the Company.

(d)        “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(e)        “Committee” means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

(f)        “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(g)        “Company” means Pier 1 Imports, Inc., a Delaware corporation.

(h)        “Corporate Change” shall mean any of the following events: (i) a merger or consolidation to which the Company is a party if the stockholders of the Company who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; (ii) the acquisition or holding of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing in the aggregate thirty percent (30%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any person, entity or group of associated persons or entities acting in concert, other than any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding such securities for or pursuant to the terms of any such plan; (iii) the election of members of the Board at a meeting of stockholders or by written consent, the majority of which were not nominated by the Board or a committee of the Board; (iv) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company; or (v) the approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or of its subsidiaries (other than into the Company).

(i)        “Director” means an individual who is a member of the Board.

(j)        “Director Annual Retainer Payment” means the portion of a Director Compensation Payment that includes the Director’s base annual retainer payment, excluding any payments for meeting fees and/or retainer payments for any committee chair position or the chairman of the board position.

(k)        “Director Compensation Payment” means a payment to a Director of a Director’s retainer fee or a Director’s meeting fee.

(l)        “Director Deferred Stock Unit Award” means an Award of deferred stock units granted under Paragraph XI of the Plan.

(m)        “Effective Date” means March 23, 2006.

(n)        An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(o)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)        “Fair Market Value” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions table for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading. The Fair Market Value will be determined without reference to after-hours or extended market trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the “Fair Market Value” of the Common Stock will be the average of the bid and ask prices (or, if more than one in either case, the average of the average bid and the average ask prices) for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If the Common Stock is not so quoted, the “Fair Market Value” of the Common Stock will be such other amount as the Committee may ascertain reasonably to represent such “Fair Market Value.” All such determinations of “Fair Market Value” shall be in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or its successor.

(q)        “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(r)        “Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and options that do not constitute Incentive Stock Options to purchase Common Stock.

(s)        “Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

(t)        “Participant” means an employee or Director who has been granted an award.

(u)        “Performance Award” means an Award granted under Paragraph IX of the Plan.

(v)        “Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.

(w)        “Performance Measures” means performance measures established by the Committee that are based on one or more, either individually, alternatively or in any combination, of (1) the Fair Market Value of Common Stock, (2) the Company’s earnings per share, (3) the Company’s or an Affiliate’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s or an Affiliate’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company, an Affiliate or any business unit of the Company designated by the Committee, (8) the cash flow (including one or more of cash flows from operating, investing and financing activities) or return on investment of the Company, an Affiliate or any business unit of the Company designated by the Committee, (9) the earnings or income before or after interest, taxes, depreciation, and/or amortization of the Company, an Affiliate or any business unit of the Company designated by the Committee (including but not limited to earnings [including one or more of net profit after tax; gross profit; operating profit; earnings before interest; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; and net earnings], earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income and margins [including one or more of gross, operating and net income margins]), (10) economic value added (measured by factors such as sales, revenues, costs, expenses, returns (including one or more of return on actual or proforma assets, net assets, non-cash assets, equity, common equity, investment, capital, invested capital, and net capital employed), economic value added, cash generation, cost reductions, unit volume, working capital and strategic plan development and implementation), (11) the return on capital, assets or stockholders’ equity achieved by the Company or an Affiliate, or (12) the total stockholders’ return (including total stockholder return relative to an index or peer group) achieved by the Company. Performance Measures established for an Award may thereafter be subject to adjustment for specified significant unusual or non-recurring or recurring non-cash items or events, including but not limited to (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (now codified as the Financial Accounting Standards Board’s Accounting Codification Standards subtopic 225-20, Extraordinary and Unusual Items) and/or unusual or non-recurring items discussed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) discontinued operations, acquisitions or divestitures; and (g) foreign exchange and/or currency translation gains and losses. To the extent any such adjustment is to be effected with respect to an Award, it shall be prescribed in a form that meets the requirements of section 162(m) of the Code for deductibility if the Committee, in its sole discretion, determines that loss of deductibility is a significant exposure for the Company. The Performance Measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division (including business units and lines of business), or department thereof.

(x)        “Phantom Stock Award” means an Award granted under Paragraph X of the Plan.

(y)        “Phantom Stock Award Agreement” means a written agreement between the Company and a Participant with respect to a Phantom Stock Award.

(z)        “Plan” means the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, as amended from time to time.

(aa)        “Prior Plans” means the Pier 1 Imports, Inc. 1999 Stock Plan and the Pier 1 Imports, Inc. Management Restricted Stock Plan.

(bb)        “Restricted Stock Award” means an Award of restricted stock granted under Paragraph VIII of the Plan.

(cc)        “Restricted Stock Award Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

(dd)        “Restricted Stock Unit Award” means an Award of restricted stock units granted under Paragraph VIII of the Plan.

(ee)        “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Unit Award.

(ff)        “Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(gg)        “Stock Appreciation Right” means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor.

III.        EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective upon the date of its adoption by the Board (March 23, 2006) and was approved by the stockholders of the Company on June 22, 2006. No further Awards may be granted under the Plan after ten (10) years from the Effective Date. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards and all Restricted Stock Unit Awards granted under the Plan have vested or been forfeited, all Performance Awards and Phantom Stock Awards have been satisfied, expired, or forfeited and all Director Deferred Stock Unit Awards have been satisfied.

IV.        ADMINISTRATION

(a)        Composition of Committee.    The Plan shall be administered by a committee of, and appointed by, the Board or any duly appointed subcommittee of the Committee, that shall be comprised solely of two (2) or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3).

(b)        Powers.    Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option, Restricted Stock Award or Restricted Stock Unit Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion shall deem relevant.

(c)        Additional Powers.    The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

(d)        Delegation of Powers. The Committee may from time to time and in its sole discretion delegate any and all of its powers to the Chief Executive Officer of the Company or to an officer or a group of officers of the Company; provided, however, that the Committee shall not delegate any powers or responsibilities if such delegation would result or potentially result in an Award which is intended to qualify as performance-based compensation for purposes of section 162(m) of the Code failing to qualify as such performance-based compensation. The powers of delegation pursuant to this paragraph include but are not limited to the Committee’s powers to administer the Plan, to interpret provisions of the Plan and to grant Awards under the Plan, insofar as such administration, interpretation and power to grant Awards relates to any person who is not subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect). The Committee may revoke any delegation of its powers at any time and may put any conditions or restrictions on any powers which it has delegated as it determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and a person or group of persons to whom powers of determination or interpretation have been delegated by the Committee, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V.        SHARES SUBJECT TO THE PLAN; AWARD LIMITS;

GRANT OF AWARDS

(a)        Shares Subject to the Plan and Award Limits.    Subject to adjustment in the same manner as provided in Paragraph XII(b), the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed (i) 1,500,000 shares plus (ii) the number of shares of Common Stock (not to exceed 560,794) which remained available for grant under the Prior Plans as of the Effective Date increased by the number of shares of Common Stock (not to exceed 11,186,150 shares) subject to outstanding awards, as of the Effective Date, under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Common Stock). The aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options shall not exceed 2,060,794 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually granted pursuant to an Award; provided, however, that the Committee shall not grant any Award which potentially will result in the issuance of shares of Common Stock if such issuance would cause the Plan to exceed the limits described in the preceding two sentences if all Options then outstanding were exercised in full by participants. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. In addition, shares issued under the Plan and forfeited back to the Plan, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 375,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph XII(b)) and the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $3 million. The limitations set forth in the preceding sentence shall be applied in a manner that will permit awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

(b)        Grant of Awards. The Committee may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c)        Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.        ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations and restrictions set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, a Phantom Stock Award, a Director Deferred Stock Unit Award or any combination thereof.

VII.        STOCK OPTIONS

(a)        Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant.

(b)        Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c)        Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d)        Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment or service as a Director (by retirement, disability, death or otherwise), as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” or “net share exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of Option Agreements need not be identical. Subject to the consent of the Participant, except where such consent is not required pursuant to Paragraph XII(c), the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e)        Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII(b), such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(f)        Restrictions on Repricing of Options. Except as provided in Paragraph XII, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

(g)        Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and for which certificates of stock have been registered in the Participant’s name.

(h)        Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII.        RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

(a)        Forfeiture Restrictions To Be Established by the Committee. Restricted Stock Unit Awards and shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit the units or forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions applicable to an Award shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award and each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee. In no event shall the Forfeiture Restrictions with respect to a Restricted Stock Award or a Restricted Stock Unit Award lapse in full prior to the expiration of (i) a one-year period following the date of grant of the Award in the case of Forfeiture Restrictions that lapse upon the attainment of one or more

Performance Measures or (ii) a three-year period following the date of grant of the Award in the case of Forfeiture Restrictions that lapse other than upon the attainment of one or more Performance Measures. In the case of a Restricted Stock Award or Restricted Stock Unit Award under which the Forfeiture Restrictions lapse upon the attainment of one or more Performance Measures, the Committee shall establish the Performance Measures applicable to such Award either (i) prior to the beginning of an Award’s performance period or (ii) within ninety (90) days after the beginning of an Award’s performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that twenty-five percent (25%) of an Award’s performance period has elapsed.

(b)        Restricted Stock Award Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant or designated for such Participant on the records of the transfer agent for Common Stock. Each stock certificate issued with respect to a Restricted Stock Award shall bear the following or a similar legend: “The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan and the Restricted Stock Award Agreement entered into between the registered owner and Pier 1 Imports, Inc. A copy of such plan and agreement is on file in the office of Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.” Unless provided otherwise in a Restricted Stock Award Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid at the same time as are paid dividends to stockholders of such class of shares. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) or Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Award Agreement made in conjunction with the Award.

(c)        Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d)        Restricted Stock Unit Award Terms and Conditions. A Restricted Stock Unit Award is a right to receive cash or shares of Common Stock based upon a bookkeeping entry referencing a value expressed by reference to shares of Common Stock and subject to forfeiture pursuant to Forfeiture Restrictions. A Participant shall have no right to receive dividends or any other right and privilege of a shareholder with respect to Common Stock which is the measure of a Restricted Stock Unit Award. At the time of grant of a Restricted Stock Unit Award, the Committee may, in its sole discretion prescribe additional terms, conditions or restrictions relating to the Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) or Participant prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Unit Award Agreement made in conjunction with the Award.

(e)        Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards and Restricted Stock Unit Awards.    Except as it would cause Plan or Award failure under Section 409A of the Code, the Committee may, in its discretion and as of a date determined by the Committee, upon the occurrence of a Participant’s death, disability, retirement, or termination without cause or upon a Corporate Change, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award or any or all Restricted Stock Unit Awards of a Participant which are then still subject to Forfeiture Restrictions, and, upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Awards or Restricted Stock Unit Awards shall terminate as of such date. Any action by the Committee pursuant to this subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards or Restricted Stock Unit Awards held by any individual Participant. Notwithstanding the preceding provisions of this subparagraph and except as permitted pursuant to paragraph (c) of Section XII regarding a Corporate Change, the Committee may not take any action described in this subparagraph with respect to a Restricted Stock Award or a Restricted Stock Unit Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code or with respect to a Restricted Stock Award or a Restricted Stock Unit Award that would result in an adverse tax consequence to the Award holder under Section 409A of the Code.

(f)        Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements.    At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement, as applicable, setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of Restricted Stock Award Agreements or Restricted Stock Unit Award Agreements, as applicable, need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of subparagraph (e) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.        PERFORMANCE AWARDS

(a)        Performance Period.    The Committee shall establish, with respect to and at the time of each Performance Award, whether the Award is to be an Award of shares of Common Stock or a cash Award, the number of shares of Common Stock subject to or the maximum cash value of the Performance Award, as applicable, and the performance period over which the performance applicable to the Performance Award shall be measured.

(b)        Performance Measures.    To comply with section 162(m) of the Code for any Performance Award granted to a “covered employee” [within the meaning of Treasury Regulation section 1.162 (c)(2)], the Committee shall establish the Performance Measures applicable to a Performance Award either (i) prior to the beginning of the performance period or (ii) within ninety (90) days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that twenty-five percent (25%) of the performance period has elapsed. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures and/or which provides for a reduction in the value of a Performance Award during the performance period. In no event shall a Performance Award which is an Award of shares of Common Stock vest in full prior to the expiration of a one-year period following the grant of the Award.

(c)        Awards Criteria.    In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

(d)        Payment.  Following the end of the performance period for a Performance Award and in no event later than ten (10) years after the date of grant of such Performance Award, the holder of the Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to or the maximum cash value of the Performance Award, as applicable, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award for a performance period shall be in full immediately following the end of such performance period but in no event later than the fifteenth day of the third calendar month after the later of the calendar year immediately following the calendar year within which the performance period ends or the taxable year of the Company immediately following the taxable year of the Company within which the performance period ends and may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. If a Performance Award is to be paid in shares of Common Stock, the number of shares of such payment shall be determined based upon the Fair Market Value of the Common Stock on the date of payment or such other date as may be specified by the Committee in the Performance Award Agreement.

(e)        Termination of Award.    A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to serve as a Director for the Company at all times during the applicable performance period, except as may be determined by the Committee.

(f)        Performance Award Agreements.    At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

X.        PHANTOM STOCK AWARDS

(a)        Phantom Stock Awards.   Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option or a Stock Appreciation Right that is granted in tandem with an Option. Any Phantom Stock Award which is a Stock Appreciation Right shall have a maximum term of ten years and shall represent an Award that measures appreciation or increase in the Fair Market Value of Common Stock only with reference to appreciation over the Fair Market Value of the Common Stock which is the subject of the Award as of the date of grant thereof.

(b)        Award Period.   The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant; provided, however, no Phantom Stock Award will vest in full prior to the expiration of a three year period from the date of its grant.

(c)        Awards Criteria.    In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

(d)        Payment.    Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide) or upon an exercise by a Participant of a payment right and in no event later than ten (10) years after the date of grant of such Phantom Stock Award, the holder of the Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested or exercised value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in full as soon as practicable following vesting or exercise of the Award, but in no event later than the fifteenth day of the third calendar month after the later of the calendar year immediately following the calendar year in which such vesting occurred or the taxable year of the Company immediately following the taxable year of the Company or within which such vesting occurred. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Phantom Stock Award Agreement.

(e)        Termination of Award.    A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to serve as a Director of the Company at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

(f)        Phantom Stock Award Agreements.   At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of Phantom Stock Award Agreements need not be identical.

XI.        DIRECTOR DEFERRED STOCK UNIT AWARDS

(a)        Director Deferred Stock.    A Director Deferred Stock Unit Award provides deferral of part or all of a Director’s Director Compensation Payment into deferred stock units. Director Deferred Stock Unit Awards shall only be available to Directors who are not employees. A Director Deferred Stock Unit Award is a right to receive shares of Common Stock based upon a bookkeeping entry referencing a value expressed by reference to shares of Common Stock. Each Director who is not an employee may elect, in lieu of being paid any portion of a Director Compensation Payment in cash, to be awarded deferred stock units in an amount equal to the dollar amount of such Director Compensation Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in cash. Any such election shall be made in whole percentages, on a form prescribed by the Company, at the same percentage for all components of the Director Compensation Payment (i.e., such percentage would apply equally to the Director Annual Retainer Payment and any other fees included in the Director Compensation Payment). Any such election must be made on or before the December 31 of the calendar year prior to the calendar year or fiscal year in which the services for the Director Compensation Payment which such Director is deferring into deferred stock units will be rendered, and any such election shall be irrevocable as of such December 31. Notwithstanding the foregoing, the election described in the preceding sentence by an individual who has first become elected as a Director may be made before or within the 30-day period immediately following his or her election as a Director provided that the deferral effected by such election will only apply with respect to compensation earned for services rendered as a Director after the date such election was made. Any deferral portion of such Director Compensation Payment credited to such Director in the form of deferred stock units, in lieu of being paid to such Director in cash, shall be awarded additional deferred stock units in an amount equal to .25 times the dollar amount of the deferred portion of the Director Annual Retainer Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in cash.

(b)        Dividends.    Each time that a dividend is paid on Common Stock (other than a dividend of capital stock of the Company), a Director who is then credited with deferred stock units shall be credited with additional deferred stock units equal to the product of the dividend payment amount (or, if other than in cash, the Fair Market Value thereof) per share multiplied by the number of deferred stock units credited to such Director as of the record date for the dividend, divided by the Fair Market Value of the Common Stock on the dividend payment date.

(c)        Director Deferred Stock Unit Award Payouts.    At the time that a Director ceases to be a Director of the Company, the deferred stock units then credited to such Director

(as adjusted [both as to deferred stock units and cash fees] for the period of service as a Director) shall be exchanged for shares of Common Stock which will be distributed to such Director. The transfer of shares of Common Stock to a Director in exchange for such Director’s deferred stock units shall be effected within five (5) business days after the date such Director ceases to be a Director of the Company. Deferred stock units shall be paid in cash within such five (5) business day period to the extent applicable Plan limitations at such time preclude Plan distributions of Common Stock.

XII.        RECAPITALIZATION OR REORGANIZATION

(a)        No Effect on Right or Power.   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)        Subdivision or Consolidation of Shares; Stock Dividends; and Recapitalizations.    The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock covered by an Award (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.

(c)        Corporate Changes.    Before or no later than thirty (30) days after a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion. In exercising its powers to adjust Options as a result of a result of a corporate change pursuant to this subparagraph (c), the Committee shall exercise its best efforts to effect adjustments in a way that does not cause Options to become deferred compensation for purposes of the requirements imposed under section 409A of the Code. In the event of a Corporate Change, the Committee, acting at its sole discretion without the consent or approval of any Participant, may cause the Forfeiture Restrictions then remaining applicable with respect to all or selected Restricted Stock Awards or Restricted Stock Unit Awards to lapse as of a date before or after such Corporate Change as specified by the Committee. In the event of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Performance Awards or Phantom Stock Awards, as of a date before or after such Corporate Change specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value (which maximum value may be determined, if applicable and in the discretion of the Committee, based on the then Fair Market Value of the Common Stock) of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period. Provisions of this Subparagraph (c) notwithstanding, the Committee may not and cannot take action pursuant to this Subparagraph (c) with respect to Awards which constitute deferred compensation that is subject to Section 409A of the Code unless (i) the Corporate Change in issue is a “change in control event” as such term is described in proposed or final Treasury Regulations promulgated pursuant to Section 409A of the Code and (ii) the action taken by the Committee constitutes an acceleration which is a permissible acceleration under proposed or final Treasury Regulations promulgated pursuant to Section 409A of the Code. Further, nothing in this Subparagraph (c) shall be interpreted to invalidate or otherwise adversely affect any provision in an individual Award agreement regarding the effect of a Corporate Change upon the Award evidenced by such agreement and the Committee can exercise powers conferred upon the Committee pursuant to this Subparagraph (c) with respect to such Award only in a way which is consistent with and complementary to any specific Corporate Change provisions of such Award Agreement.

(d)        Change of Control Value.   For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii) below, whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to clause (i) or (ii) above, the Fair Market Value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e)        Other Changes in the Common Stock.    In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan, the aggregate number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f)        Stockholder Action.    Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

(g)        No Adjustments Unless Otherwise Provided.    Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII.        AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan, increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete Paragraph VII(f).

XIV.    MISCELLANEOUS

(a)        No Right To An Award.   Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Restricted Stock Unit, a right to a Performance Award, a right to a Phantom Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b)        No Employment/Membership Rights Conferred.    Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c)        Other Laws; Withholding.    The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. The Company may at its option deliver fractional shares of Common Stock and/or pay cash in lieu of fractional shares. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d)        Section 409A Acceleration.    The Committee may at any time cause the acceleration and payment of an amount under an Award at any time such Award fails to meet the requirements of Section 409A of the Code; provided, however, that the accelerated payment shall not exceed the amount required to be included in income of the Award holder as a result of such failure to comply with the requirements of Section 409A of the Code.

(e)        No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(f)        Restrictions on Transfer.   An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee, but in no event can any Award granted hereunder be transferred for value.

(g)        Governing Law.   The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

PIER 1 IMPORTS, INC.

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